Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Prospectus Supplement of Banc of America Mortgage Securities, Inc., relating to the Mortgage Pass-Through Certificates, Series 2005-5, of our report, dated March 9, 2005, relating to our audits of the consolidated financial statements of Assured Guaranty Corp. (formerly known as ACE Guaranty Corp.) as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, which appears as Exhibit 99.1 in Assured Guaranty Ltd’s Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the reference to our firm under the caption “Experts” in the Prospectus Supplement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York

May 23, 2005